Exhibit 10.112

On June 14, 2010, the Nominating and Governance Committee approved and recommended to the Board of Directors, and on June 15, 2010, the Board of Directors approved, changes to the non-employee director compensation program as set forth below:

•	An increase in the Annual Board Retainer for Board Members from $60,000 to $80,000

•	An increase in the Compensation Committee, Nominating and Governance Committee and Finance Committee Annual Committee Chair Retainers from $9,000 to $10,000

E-2